UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549




                                Form 8-K
                             Current Report

                Pursuant to Section 13 or 15 (d) of the
                  Securities Exchange Act of 1934


   Date of Report:                           Commission File Number
   January 23, 1997                                 1-8319



                       GATX CAPITAL CORPORATION


    Incorporated in the                 IRS Employer Identification Number
     State of Delaware                              94-1661392

                        Four Embarcadero Center
                        San Francisco, CA  94111
                            (415) 955-3200




Item 5.   Other Events

         The Company recently learned that on December 18, 1996 General Electric Capital Corporation and a subsidiary (collectively, "GECC") filed a Complaint in the Superior Court for the County of San Francisco (Case No. 983351) against GATX/Airlog Company, a California general partnership ("Airlog") of which a Company subsidiary is a partner, and the Company, among others. The Complaint asserts causes of action for breach of contract, fraud, negligent misrepresentation and trespass to personal property arising out of the modification of three B747 aircraft from passenger to freighter configuration. These aircraft are among a group of ten aircraft affected by the issuance of Airworthiness Directive 96-01-03 (the "AD") by the Federal Aviation Administration (the "FAA") in January 1996. The effect of the AD is to reduce significantly the amount of freight the affected aircraft may carry. The
Complaint seeks direct and consequential damages which it alleges may be in excess of $50 to $75 million, a declaration requiring defendants to promptly repair the aircraft and punitive damages. To the best of the Company's knowledge, no Summons has been served on any of the Defendants in this action.

           The three aircraft were modified by subcontractors of Airlog in 1991 with GECC's knowledge and consent pursuant to contracts between Airlog and GECC. These aircraft are part of a group of ten aircraft that are subject to the AD and were modified by subcontractors of Airlog pursuant to a design approved by the FAA. The three aircraft were flown for more than four years prior to the issuance of the AD.

         The Company previously disclosed that Evergreen International Airlines, Inc. made a claim on the Company with respect to three other aircraft of the ten affected by the AD. The Company responded to that claim by bringing an action for a Declaratory Judgment that neither Airlog nor the Company has any liability to Evergreen as a result of the issuance of the AD. The remaining four affected aircraft are owned by three other entities.

         Consistent with its ongoing product support, Airlog continues to pursue, with the apparent cooperation of the operators of the aircraft, including GECC and Evergreen, solutions to the FAA's concerns raised in the AD.

         While the results of any litigation are impossible to predict with certainty, the Company believes that GECC's claims are without merit and that the Company and Airlog have adequate defenses thereto.




Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            GATX CAPITAL CORPORATION



                              /s/ Michael E. Cromar
                             ----------------------
                                Michael E. Cromar
                               Vice President and
                             Chief Financial Officer









January 23, 1997












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